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                                                                   Exhibit 10.15

                            STOCK PURCHASE AGREEMENT
                            Dated as of June 5, 1998
                                  by and among
                          JUDGE IMAGING SYSTEMS, INC.,
                                  JAMES TURNER,
                                       and
                            SYSTEMS SOLUTIONS, INC.,
                                doing business as
                           COREBRIDGE TECHNOLOGY, INC.

                  THIS STOCK PURCHASE AGREEMENT is dated as of June 5, 1998 by and among SYSTEMS SOLUTIONS, INC., a Washington corporation doing business as "Corebridge Technology, Inc." (the "Company"), JAMES TURNER ("Seller") and JUDGE IMAGING SYSTEMS, INC., a Pennsylvania corporation ("Buyer").

                                   BACKGROUND

                  The parties hereto desire to provide for the acquisition by Buyer from Seller of all of the Company's outstanding shares of capital stock, and thereby, the Company's imaging and computer consulting businesses (the "Business"). The parties have agreed to accomplish the foregoing on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                           SECTION 1. ACQUISITION OF STOCK.

                           1.1 Sale and Purchase of Shares. Subject to the terms
and conditions of this Agreement, at the Closing (as herein defined), Seller shall sell, transfer and deliver to Buyer all the shares of the common stock, par value $ per share, of the Company in the aggregate constituting all of the outstanding shares of the Company's capital stock (collectively the "Shares"), and Buyer shall pay with respect to the Shares the consideration set forth in
Section 2.

                           1.2 Purchased Assets. Seller represents that
immediately after the Closing Buyer shall own all of the outstanding capital stock of the Company and the Company shall continue to own and have valid title in and to all of the tangible and intangible properties and assets owned or held by the Company immediately prior to the Closing and relating to or used or held for use in connection with the Business, in each case free and clear of all Liens (as defined herein), except as set forth in the Disclosure Statement pursuant to Section 5.3 hereof, including, without limitation, the following assets and each of the assets listed or required to be listed on the Disclosure Statement pursuant to Section 5.11 hereof, (the "Purchased Assets"):

                               (a) all cash;

                               (b) all accounts receivable;


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                               (c) all supplies, machinery, furniture, equipment
and other personal property, including those set forth on Schedule 1.2(c) hereto;

                               (d) all (i) fictitious business names, tradenames
(including, but not limited to the names "Systems Solutions" and "Corebridge Technology"), registered and unregistered trademarks, service marks and related applications (the "Marks"), (ii) patents, patent rights and patent applications (collectively, "Patents"), (iii) copyrights in published and unpublished works ("Copyrights"), computer programs and software, including the Company's website ("Software"), (iv) proprietary formulas, trade secrets, confidential information, formulations and inventions (whether or not patented) ("Trade Secrets"), and (v) licenses and permits issued or granted by any person relating to any of the foregoing (collectively "Intellectual Property") including those set forth on Schedule 1.2(d) hereto;

                               (e) all purchase orders, sales agreements,
equipment leases, distribution agreements, licensing agreements and other contracts, agreements and commitments of Company identified on Schedule 1.2(e) subject in each case to the terms of such contracts ("Contracts");

                               (f) all books and records relating to the
Business and the Purchased Assets (including such books and records as are contained in computerized storage media), including all inventory, purchasing, accounting, sales, export, import, manufacturing, marketing, banking and shipping records and all files, contractor, consultant, customer/client and supplier lists, records, literature and correspondence, and marketing materials;

                               (g) the lease related to the facility at 7981
168th Avenue NE, Redmond, Warthington (the "Facility") and any deposit related thereto (the "Lease").

                               (h) any other assets of the Business, including
those set forth on Schedule 1.2(h), which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the Company;

                               (i) all Authorizations (as defined in Section
5.5(b)) associated with the Business and its operations;

                               (j) all intangible assets and goodwill associated
with the Business and its operations;

                               (k) any other assets which are located at the
Facility, including those set forth on Schedule 1.2(k);

                               (l) all employee records (excluding employment
and non-competition agreements); and

                               (m) corporate records and seals, and tax returns
and tax records.


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                           SECTION 2. PURCHASE PRICE AND PAYMENT.

                           2.1 Purchase Price.

                               (a) Subject to adjustment pursuant to Section 2.2
below, the total consideration for the Shares shall be the amount payable under
Section 2.1(b) below plus monies earned under Section 2.1(c), if any (the "Purchase Price").

                               (b) At the Closing, Buyer shall pay Seller the
sum of One Hundred Thousand Dollars ($100,000.00) in cash.

                               (c) A portion of the Purchase Price shall be paid
in the form of an earnout (the "Earnout") with respect to the performance of the Business as it was conducted by the Company and will be conducted by the Company from May 1, 1998 to December 31, 1998 and from January 1, 1999 to December 31, 1999. The Earnout shall be computed by Buyer and paid as follows:

                                   (i) Buyer shall pay Seller an amount
calculated based on 400% of the earnings before interest and taxes ("EBIT") of the Company for the period commencing May 1, 1998 and ending on December 31, 1998, which EBIT amount shall be accounted for under the accrual method of accounting in accordance with Buyer's accounting policies and procedures and generally accepted accounting procedures ("GAAP"), less $50,000; and

                                   (ii) Buyer shall pay Seller an amount
calculated based on 200% of EBIT of the Company for the period commencing January 1, 1999 and ending on December 31, 1999, which EBIT amount shall be accounted for under the accrual method of accounting in accordance with Buyer's accounting policies and procedures and GAAP, less $50,000.

                               (d) Payments required to be made under Section
2.1(c) above for each earnout period, if any, shall be paid within one hundred and twenty (120) days after the respective year end as follows:

                                   (i) 1/3 of the amount calculated pursuant to
Section 2.1(c) shall be paid in cash;

                                   (ii) 1/3 of the amount calculated pursuant to
Section 2.1(c) shall be paid in shares (the "Judge Shares") of the unregistered common stock of The Judge Group, Inc. ("Judge Group") bearing the appropriate restrictive legends and valued at 150% of the 30-calendar day average closing price of the Judge Shares, as reported on the Nasdaq Stock Market ("Market Price") for the period ending on the last day of the applicable earnout period, provided that any Shares issued pursuant to this Section (d) (ii) below shall be issued 30 days after the number of Shares has been calculated; and

                                   (iii) 1/3 of the amount calculated pursuant
to Section 2(c) shall be paid by delivery to Seller of Buyer's promissory note in the principal amount of such payment, payable two (2) years after the date of issuance with interest at the prime rate of interest in effect on the date issued as reported by the Wall Street Journal.


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                  An example of the Earnout calculation is set forth below:

                  Example:
                       5/1/98 through 12/31/98 sales equal $1,000,000
                       5/1/98 through 12/31/98 EBIT = $120,000
                       1998 Earnout equals $120,000 *4 = $480,000
                       12/31/98 Market Value of Judge Shares = $10.00
                       1/3 cash of $160,000.
                       13 stock valued at $160,000 / ($10.00 * 150%) = 10,666
                        Judge Shares
                       1/3 in a two year $160,000 promissory note

                               (e) Notwithstanding the foregoing, payments
required to be made under Section 2.1(c) above, if any, shall only be deemed earned and owing to Seller in full so long as Seller, during the entire earnout period beginning on May 1, 1998 and ending on December 31, 1999: (i) has not voluntarily terminated his employment with the Company or (ii) has not been terminated by the Company for cause (as defined in the Employment Agreement defined below). If Seller voluntarily terminates his employment or if he is terminated with cause, the payments required to be made under Section 2.1(c) above, if any, shall be made pro rata through the date of termination.

                               (f) If Buyer or Seller shall have any objections
to the calculation of EBIT or the Earnout, Buyer and Seller shall attempt in good faith to reach an agreement as to the matter in dispute. If Buyer and Seller shall have failed to resolve such disputed matter within ten (10) business days after receipt of notice of such objection, then any such disputed matter may, at the instance of Buyer or Seller, be submitted to and determined by an accounting firm that is independent from Buyer and Seller and is reasonably acceptable to Buyer and Seller. The fees and expenses of any such accounting firm incurred in resolving the disputed matter shall be equitably apportioned by such accountant based upon the extent to which Buyer or Seller is determined by such accountant to be the prevailing party. The decision of such accounting firm shall be final, binding and conclusive on the parties hereto.

                               (g) Seller acknowledges that the Buyer and the
Company will operate the Business in their discretion, and there is no assurance that the Business will be operated so as to maximize the Earnout. Accordingly, Seller hereby waives any claim that the Earnout could have been greater had the Company or the Business been operated in any particular manner.

                           2.2 Closing Balance Sheet.

                               (a) The Buyer shall have the right to verify
prior to the Closing the validity and enforceability of the Company's accounts receivable by mailing verification letters to any or all of the account debtors. If the Buyer concludes prior to the Closing, based on the responses to verification requests, that defenses to the validity and enforceability of any accounts receivable have been asserted, the Buyer may elect to require that such accounts receivable be transferred out of the Company to the Seller prior to the Closing.

                               (b) Promptly following the Closing, Buyer and
Seller shall use their best efforts to enable Buyer to prepare or cause to be prepared, in accordance with GAAP consistently applied, a consolidated balance sheet of Company as of the opening of business on the Closing Date. Such balance sheet prepared and finally determined as provided in this Section 2.2 is referred to herein as the "Closing Statement." Within 60 days following the Closing, Buyer shall deliver to Seller a final draft of the Closing Statement, together with its calculation of Net Worth (as herein defined) as of the opening of business on the Closing Date. For the purposes of this Agreement, Net Worth shall mean the consolidated assets of Company, less its consolidated liabilities, in each case as determined by GAAP consistently applied, except as otherwise specified on Schedule 2.2 hereto.


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                               (c) If Seller shall have any objections to the
Closing Statement or to the calculation of Net Worth, Buyer and Seller shall attempt in good faith to reach an agreement as to the matter in dispute. If Buyer and Seller shall have failed to resolve such disputed matter within twenty
(20) business days after receipt of notice of such objection, then any such disputed matter may, at the instance of Buyer or Seller, be submitted to and determined by an accounting firm that is independent from Buyer and Seller and is reasonably acceptable to Buyer and Seller. The fees and expenses of any such accounting firm incurred in resolving the disputed matter shall be equitably apportioned by such accountant based upon the extent to which Buyer or Seller are determined by such accountants to be the prevailing party. The definitive Closing Statement and calculation of Net Worth shall, after resolution of any disputes pursuant to this Section 2.2, be verified by the Auditors and/or such accounting firm, as appropriate, as in accordance with the requirements of this
Section 2.2 and shall be final, binding and conclusive on all parties hereto.


                           1.1 Post Closing Adjustment.

                               (d) If the Net Worth as of the Closing Date as
conclusively determined as provided herein (such conclusive determination is referred to herein as "Certified Net Worth"), is less than $75,000, then subject to Section 2.3(b), Seller shall pay, or cause to be paid to Buyer, the amount of such deficiency. Any payment pursuant to this Section shall be made within five business days following receipt by the parties of the final Closing Statement and the Certified Net Worth calculation

                               (e) Notwithstanding Section 2.3(a), if Buyer and
Seller dispute any portion of the Closing Statement or the calculation of Net Worth, but nonetheless agree that, following final determination of Certified Net Worth, a payment will be required to be made pursuant to Section 2.3 (a) by Seller to Buyer or by Buyer to Seller, the amount of such payment which the parties do not dispute shall be paid together with interest, as provided therein.

                               (f) Payments made pursuant to this Section 2.3
shall be made by wire transfer of immediately available funds to an account designated by the party receiving such payment.


                           SECTION 3. CLOSING.

                           3.1 Time and Place of Closing. The closing of the
purchase and sale of the Shares (the "Closing") pursuant to this Agreement shall take place on June __, 1998 at the Buyer's offices at Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania commencing at 10:00 A.M., local time or at such other date, time or place as may be agreed to by Buyer and Seller (the "Closing Date").

                           3.2 Deliveries at the Closing. At the Closing, in
addition to the other actions contemplated elsewhere herein:


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

                               (a) Seller shall deliver, or shall cause to be
delivered, to Buyer the following:

                                   (i) certificates representing all of the
Shares, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer with signatures;

                                   (ii) assignments and consents as to all
Contracts whenever necessary, provided that if the assignment of a Contract is subject to the approval of a third party, Buyer and Seller shall use their best efforts to obtain such approval;

                                   (iii) the opinion letter of Seller's counsel
in the form attached as Exhibit I hereto ("Opinion of Seller's Counsel"); and

                                   (iv) the Employment Agreement executed by
Seller in the form attached as Exhibit II hereto (the "Employment Agreement").


                               (b) Buyer shall deliver, or shall cause to be
delivered, to Seller the cash portion of the Purchase Price, as adjusted, pursuant to Section 2.1(a) and the Employment Agreement, executed by the Company.


                           SECTION 4. REPRESENTATIONS AND WARRANTIES
                                      REGARDING SELLER.

                  Certain representations and warranties made by Seller are modified as and to the extent set forth in the Disclosure Statement which has previously been delivered to Buyer (the "Disclosure Statement"). Seller hereby represents and warrants to Buyer as follows:

                           4.1 Power and Authorization. Seller has full
capacity, legal right, power and authority to enter into and perform his obligations under this Agreement, the Employment Agreement and under the other agreements and documents (the "Seller Transaction Documents") required to be delivered by Seller prior to or at the Closing. The execution, delivery and performance by Seller of this Agreement and the Seller Transaction Documents have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by Seller and constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms. When executed and delivered as contemplated herein, each of the Seller Transaction Documents shall constitute his legal, valid and binding obligation enforceable against him in accordance with its terms.

                           4.2 No Conflicts.

                               (a) Except as described in the Disclosure
Statement, the execution, delivery and performance of this Agreement and the Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice):


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                                   (i) violate or conflict with any law
(including, without limitation, principles of common law), statute, regulation, permit, license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign) (collectively, "Laws"), binding upon Seller;

                                   (ii) violate or conflict with, result in a
breach of, or constitute a default or otherwise cause any loss of benefit under any agreement or other obligation to which Seller is a party, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Seller or any of Seller's assets including, without limitation, any of the Shares; or

                                   (iii) result in, require or permit the
creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature (a "Lien") upon or with respect to the Shares, or any other material assets of Seller.

                               (b) There are no judicial, administrative or
other governmental actions, proceedings or investigations pending or, to the knowledge of Seller, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of Seller to enter into or perform his obligations under this Agreement.


                           4.3 Ownership of the Shares.

                               (a) Seller owns all of the Shares beneficially
and of record, free and clear of all Liens. There are no shareholder or other agreements affecting the right of Seller to convey the Shares to Buyer or any other right of Seller with respect to the Shares and Seller has the absolute right, authority, power and capacity to sell, assign and transfer the Shares owned by Seller to Buyer free and clear of any Lien. Upon delivery to Buyer of the certificates for the Shares at the Closing, Buyer will acquire good, valid and marketable title to the Shares and will own all of the outstanding capital stock of the Company, free and clear of any Lien (except for applicable securities laws restrictions).


                           SECTION 5. REPRESENTATIONS AND WARRANTIES REGARDING
                                      THE COMPANY.

                  Certain representations and warranties made by Seller and the Company are modified as and to the extent set forth in the Disclosure Statement or as otherwise provided herein. The Seller represents and warrants to Buyer as follows:

                           5.1 Organization and Good Standing.

                               (a) The Disclosure Statement contains a complete
and accurate list with respect to the Company of its subsidiaries, and any other jurisdictions in which it is authorized to do business. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all necessary corporate power to own its properties and conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.


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                               (b) Seller has delivered to Buyer copies of the
Company's organizational documents as currently in effect including a copy of the Company's Articles of Incorporation and all amendments thereto effected prior to the date hereof (certified by the Secretary of State of the State of Washington) and of the Company's By-Laws as amended to the date hereof, and such documents are complete and correct as of the date hereof.


                               (c) The Company's authorized, issued and
outstanding capital stock and its other securities are fully and accurately described in the Disclosure Statement. No person has any preemptive or other right with respect to any such equity interests or other securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of the Company (including, without limitation, the Shares) or obligating the Company or any other person to purchase or redeem any such equity interest or other securities. The Shares constitute all of the issued and outstanding shares of capital stock of the Company and have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with applicable securities and other Laws.

                               (d) The Company does not, directly or indirectly,
own, control or have any investment or other interest in any corporation, partnership, limited liability company, joint venture, business trust or other entity and has not agreed, contingently or otherwise, to share any revenues, profits, losses, costs or liabilities or to indemnify any person or entity or to guaranty the obligations of any person or entity. The Seller does not own or control any interest in any other business or entity conducting a business similar to the Business.


                           5.2 No Conflicts.

                               (a) Except as described in the Disclosure
Statement, the execution, delivery and performance of this Agreement and the Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                                   (i) violate or conflict with any Law;

                                   (ii) violate or conflict with, result in a
breach of, or constitute a default or otherwise cause any loss of benefit under any Contract, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to any of the Purchased Assets;

                                   (iii) violate or conflict with any provision
of the Company's Articles of Incorporation or by-laws;


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                                   (iv) result in, require or permit the
creation or imposition of any Lien of any nature upon or with respect to any assets of the Company;

                                   (v) cause Buyer or the Company to become
subject to, or become liable for the payment of any tax; or

                                   (vi) cause any of the Purchased Assets to be
reassessed or revalued by any taxing authority or governmental body.

                               (b) There are no judicial, administrative or
other governmental actions, proceedings or investigations pending against the Company or, to the knowledge of the Company or the Seller, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, is likely to have an adverse effect upon the ability of the Company to enter into or perform its obligations under this Agreement or any such other agreements or instruments. The Company has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

                               (c) Schedule 5.2 of the Disclosure Statement sets
forth each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by the Company or Seller in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein. There are no such consents, approvals, registrations, notifications, filings or declarations which involve payment of a premium or penalty by, or loss of benefit to, the Company. Upon consummation of the transactions contemplated by this Agreement, the Company will be entitled to continue to use all of the assets and properties now used by it.

                           5.3 Brokers. No person, acting on behalf of the
Seller or Company or any of their affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated by this Agreement.

                           5.4 Compliance with Laws.

                               (a) Except as described in the Disclosure
Statement, the Company and the Business are, and at all times during the last two (2) years have been, in compliance in all material respects with all applicable Laws; and the Company has not had any basis to expect, and has not received, with respect to the operation of the Business or otherwise, during the last two (2) years, any notice, order or other communication from any governmental agency or instrumentality of any alleged, actual, or potential violation of or failure to comply with any Law.

                               (b) All material federal, foreign, state, local
and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations") required for the operation of the Business as currently conducted and as conducted during the last two (2) years are, except as otherwise described in the Disclosure Statement, in full force and effect without any default or violation thereunder by the Company or by any other party thereto and neither the Company nor the Seller has received any notice of any claim or charge that the Company is or within the last two (2) years had been in violation of or in default under any such Authorization. Except as described in the Disclosure Statement: (i) no proceeding is pending or, to the knowledge of the Company or the Seller, threatened by any person to revoke or deny the renewal of any Authorization; and (ii) neither the Seller nor the Company has been notified that any such Authorization may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated hereby any such Authorization may not be granted or renewed or transferred to Buyer.


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                           5.5 Securities Laws Matters.

                               (a) Seller acknowledges that the Judge Shares and
the monies earned pursuant to Sections 2.1(c) and (d) hereof, if any (the "Securities") will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration becomes or is available.

                               (b) Seller represents and warrants that his
primary residence is located in the State of Washington.

                               (c) Seller represents and warrants that:

                                   (i) Seller is well versed in financial
matters and has such knowledge and experience in financial and business matters and that he is fully capable of understanding the merits and risks of the investment being made in the Securities and the risks involved in connection therewith;

                                   (ii) Seller is acting herein for his own
account and is acquiring the Securities for investment without a view to the resale or other distribution thereof. Seller is financially able to hold the Securities for long-term investment, believes that the nature and amount of the Securities to be acquired hereunder is consistent with such his overall investment program and financial position, and recognizes that there are substantial risks involved in an investment in the Securities;

                                   (iii) Seller is an "accredited investor" as
defined in Rule 501(a) of Regulation D under the Securities Act; and

                                   (iv) Seller has received and reviewed the
prospectus related to the initial public offering of Judge Group common shares, its annual report on Form 10-K for the year ended December 31, 1997, as amended, the quarterly report on Form 10-Q for the quarter ended March 31, 1998 and each report on Form 8-K filed by Judge Group subsequent to its Form 10-K.

                               (d) Seller acknowledges and agrees that Buyer
may, if it so desires, permit transfers, or authorize its transfer agent to permit transfers, of the Securities only when such Securities have been registered under the Securities Act or when the request for transfer is accompanied by satisfactory assurance (including, if requested, an opinion of counsel acceptable to Buyer) that the sale or proposed transfer does not require registration under the Securities Act, and each Seller agrees that a legend to such effect will be placed on the Securities.


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                           5.6 Litigation. Except as described in the Disclosure
Statement, there are no, and during the last two (2) years there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving or affecting the Company or the Business, or any director, officer or shareholder of the Company (in such capacity), before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind; and no pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate have a material adverse effect on the Business, or would result in a liability in excess of $5,000 in the case of any single action or $10,000 in the case of all such actions in the aggregate. To the knowledge of the Company or the Seller, except as described in the Disclosure Statement, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated and there are no facts which could reasonably serve as a basis for any such claim, action, suit, proceeding or investigation. There are no unsatisfied judgments, penalties or awards against or affecting the Business.

                           5.7 Financial Statements.

                               (a) The unaudited statements of income of the
Business for the 12-month periods ended December 31, 1996 and 1997, reviewed by ____________, independent certified public accountant, a correct and complete copy of which is attached hereto as part of Schedule 5.8 of the Disclosure Statement, are true and correct in all material respects and present fairly the financial position of the Company and the results of its operations for the fiscal periods then ended, in conformity with GAAP applied on a consistent basis with prior year statements of income, and includes all adjustments which are necessary for a fair presentation of the information shown.

                               (b) The unaudited statements of income of the
Company for the months ended January through April, 1998, reviewed by _______________, independent certified public accountant, a correct and complete copy of which is attached hereto as part of Schedule 5.8 of the Disclosure Statement, are true and correct in all material respects and present fairly the results of the Company's operations for the periods then ended, in conformity with GAAP applied on a consistent basis with prior year statements of income, and includes all adjustments which are necessary for a fair presentation of the information shown.

                               (c) The unaudited balance sheet of the Company at
April 30, 1998 (the "Balance Sheet"), reviewed by _______________, independent certified public accountant, a correct and complete copy of which is attached hereto as part of Schedule 5.8 of the Disclosure Statement, is true and complete in all material respects and presents fairly the financial condition and the assets and liabilities of the Company as of such date in conformity with GAAP applied on a consistent basis, and includes all adjustments which are necessary for a fair presentation of the information shown.

                               (d) The Balance Sheet reflects all liabilities of
the Company, whether absolute, accrued or contingent, as of the respective dates thereof of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. Except as identified in the Disclosure Statement, the Company does not have any liabilities or obligations of any nature that are not reflected on the Balance Sheet other than current liabilities (within the meaning of GAAP) incurred since the date thereof in the ordinary course of business consistent in nature and amount with past practice and which are neither material in amount nor inconsistent with any of the representations and warranties contained herein. Except as described in the Disclosure Statement, there is no basis for the assertion against Company of any liability (other than current liabilities referred to above) not fully reflected or reserved against in the Balance Sheet.


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

                               (e) The Balance Sheet reflects reserves or other
appropriate provisions at least equal to reasonably anticipated liabilities, losses and expenses of the Company as of the respective dates thereof whether or not required to be disclosed by GAAP, including without limitation those with respect to income and other taxes (including alternative minimum tax), warranty claims, bad debts, unsalable inventories, salaries, vacation pay, and plans and programs (including medical and other benefits programs) for the benefit of present and former employees.

                           5.8 Accounts Receivable. All accounts receivable of
the Company have been acquired or have arisen only in the ordinary course of business, consistent with past practice, and are not subject to defenses, set-offs or counterclaims. All of such accounts receivable are generally due within 30 days after being accrued on the books of the Company and have been collected, or are collectible within 90 days after billing, in the full aggregate recorded amounts thereof, less, the amount of the allowance for doubtful accounts which as of the date hereof is no greater than as shown on the Balance Sheet. The allowance for such doubtful accounts on the Balance Sheet has been determined in conformity with GAAP consistently applied with past practice.
Schedule 5.9 of the Disclosure Statement lists the Business's accounts receivable as of the Balance Sheet date and as of a recent date prior to the date of this Agreement, in each case specifying the account debtor, the face amount of the receivable and the age of the receivable.

                           5.9 Personal Property. Except as described in the
Disclosure Statement: (a) the Company has good and valid title to all of its assets free and clear of any Lien and (b) all assets owned or leased by the Company are in the possession or under the control of the Company, are in good condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are currently being used and are of a condition, nature and quantity sufficient for the conduct of the Business as it is presently conducted.

                           5.10 List of Properties, Contracts, etc. The
Disclosure Statement lists or adequately describes the following:

                                (a) Each vehicle, item of machinery, equipment
and other tangible asset (other than real property) included in the Purchased Assets with a fair market or book value in excess of $500 in respect of any item, and the location thereof;

                                (b) Each Authorization employed in the Business;

                                (c) All Marks, Patents, Copyrights, Trade
Secrets and Software, and all licenses and permits issued or granted by any person relating to any of the foregoing, in each case included in the Purchased Assets and owned, leased, used or held by, granted to or licensed by the Company as either licensor or licensee, together with all other interests therein granted by the Company to any other person and all agreements with respect to any of the foregoing to which the Company is a party (including secrecy and non-disclosure agreements with current or former employees, consultants or contractors);

                                (d) Each contract, agreement or commitment which
restricts or purports to restrict any business activities or freedom of the Company or the Company's officers, employees or consultants to engage in the Business or to compete with any person;


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

                                (e) Each contract involving the performance of
services or delivery of goods or materials by or to the Company, or which is not terminable by the Company on less than 30 days notice without penalty;

                                (f) Each contract, agreement or commitment
relating to the Business to which the Company is a party or is otherwise bound providing for payments (contingent or otherwise) to or by any person or entity based on sales, purchases or profits, other than direct payments for goods, and each other contract, agreement or commitment relating to the Business to which the Company is a party or by which it or any Purchased Assets are otherwise bound which is material to its business, operation, financial condition or prospects;

                                (g) Each form of contract, agreement or
commitment used by the Company as a standard form in the ordinary course of the Business;

                                (h) A summary of each policy and binder of
insurance, owned by, or maintained in the preceding two years for the benefit of, or respecting which any premiums are paid directly or indirectly by the Company relating to the Business;

                                (i) Each insurance claim made or loss incurred
in the preceding two years pursuant to any workers' compensation, liability or other insurance policy; and

                                (j) Each Lien of any nature;

                                (k) Each outstanding power-of-attorney or
similar power granted by the Company for any purpose whatsoever, and each bank or other institution in which the Company has an account, including the relevant account number;

                                The Company has furnished and will furnish or
make available to Buyer true and complete copies of each agreement, plan and other document required to be disclosed on the Disclosure Statement.

                           5.11 Contracts. Except as described in the Disclosure
Statement, each Contract was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms. Except as described in the Disclosure Statement, the Company has performed all obligations required to be performed by it under each such Contract, and no condition exists or event has occurred which with notice or lapse of time would constitute a default or a basis for delay or non-performance by the Company or, to the best knowledge of the Company and the Seller, by any other party thereto. The Company does not have any liabilities, whether fixed or contingent, relating to or arising out of contracts with the United States government or any agency thereof or any other customers, including, but not limited to, claims arising out of pricing provisions therein. There is no contractual or other requirement for any employee of the Company to obtain or maintain a security clearance with respect to any governmental agency or instrumentality. Except as described in the Disclosure Statement, each other party to each such Contract has consented or been given sufficient notice (where such consent or notice is necessary) that the same shall remain in full force and effect following the Closing.

                           5.12 Intellectual Property.

                                (a) The Disclosure Statement sets forth a true
and complete list or description of all Intellectual Property;


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

                                (b) Except as otherwise described in the
Disclosure Statement: (i) the Company owns or has the exclusive perpetual right to use, without consideration, all Intellectual Property free and clear of any lien, security interest, restriction, encumbrance or other adverse claim; (ii) the Company has not granted or licensed to any person any rights with respect to any Intellectual Property and no other person has any rights in or to any of the Intellectual Property (including, without limitation, any rights to market or distribute any of the Intellectual Property); (iii) the rights of the Company in and to any of the Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby; (iv) the Intellectual Property is sufficient for the conduct of the Company's Business as such is presently conducted; and (v) none of the Intellectual Property infringes or, to the knowledge of the Company or the Seller, is alleged to infringe any trademark, copyright, patent or other proprietary rights of any person;

                                (c) All employees of the Company or other
persons or entities involved with the development, implementation, use or marketing of any Intellectual Property have entered into written agreements assigning to the Company all rights to any intellectual property related to the Company's business;

                                (d) The Company has not, except in the ordinary
course of business consistent with past practices, transferred to any person or entity any rights to any Intellectual Property.

                           5.13 Customers and Suppliers. No present customer or
supplier has terminated or materially reduced, or has given notice that it intends to terminate or materially reduce, the amount of business done with the Company with respect to the Business. Neither the Seller nor the Company is aware of any such intention on the part of any such customer, supplier or vendor, whether or not in connection with the transactions contemplated hereunder. There are no, and during the last two years there have not been any, disputes or controversies involving, in the aggregate, more than $5,000 between the Company and any customer, supplier or other person regarding the quality, merchantability or safety of, or involving a claim of breach of warranty which has not been fully resolved with respect to warranties provided by the Business.

                           5.14 Taxes.

                                (a) All federal, state, local and foreign
returns and reports relating to Taxes (as defined herein), or extensions relating thereto, required to be filed by or with respect to the Company have been timely and properly filed, and all such returns and reports are correct and complete.

                                (b) All federal, state, local and foreign
income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively "Taxes") due or properly shown to be due on any return referred to in Section 5.15(a) by the Company with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, fully provided for on the Balance Sheet or, in the case of Taxes accruing after the date of such financial statement, on the books of account of the Company; and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to any asset of the Company.


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

                                (c) Except as described in the Disclosure
Statement, no issues have been raised with any representative or employee of the Company (and are currently pending) by the Internal Revenue Service ("IRS") or any other taxing authority in connection with any of the returns and reports referred to in subsection (a) above and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes.

                                (d) The Disclosure Statement identifies all
federal, state, local and foreign income, franchise and sales and use tax returns of or with respect to the Company which have been examined since 1991, or which are currently under examination, by the IRS or by other taxing authorities, or with respect to which the applicable statute of limitations (including all extensions and tolling periods) has not yet run. Except as and to the extent shown on such Disclosure Statement, all deficiencies asserted or assessments made as a result of such examinations have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against the Company.

                                (e) The Disclosure Statement lists all elections
by or with respect to Company for federal or state income or franchise tax purposes that are currently applicable. The Company has not: filed any consent under section 341(f)(1) of the Internal Revenue Code of 1986, as amended (the "Code") or agreed to have the provisions of Code section 341(f)(2) apply to any dispositions of "subsection (f) assets" as such term is defined in Code section 341(f)(4); agreed to or been required to make any adjustments under Code section 481(a) by reason of a change in accounting method or otherwise; [employed the LIFO method of accounting for inventories for federal income tax purposes;] made a transfer of intangible property on which Code section 367(d) or 482 will require the recognition of additional income for any period after the date hereof; or owned stock in a "passive foreign investment company" within the meaning of Code section 1296(a). The books and records of the Company are sufficient to prove the correctness of all tax returns for open tax years and to determine and to prove the adjusted tax basis for federal income tax purposes of each asset of the Company.

                                (f) The Company has not incurred any deferred
gain on any intercompany transaction (as described in Treasury regulation ss.1.1502-13), nor will any deferred income or gain or excess loss account be required to be taken into account by the Company under the federal consolidated return regulations (including, but not limited to, Treasury regulations ss.ss.1.1502-13(f)(1)(iii), 1.1502-13(f)(1)(iv), 1.1502-14(d)(3) and
1.1502-19(b)(2)(i)) by reason of the transactions contemplated in this Agreement. The Company is not a party to any tax sharing agreement or tax indemnification agreement.

                           5.15 Employee Benefits.

                                (a) The Disclosure Statement contains a complete
and correct list of all benefit plans, arrangements, commitments and payroll practices (whether or not employee benefit plans ("Employee Benefit Plans") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance and scholarship programs maintained for the benefit of any present or former employees of the Company or any ERISA Affiliate (as defined below) or to which the Company or any ERISA Affiliate has contributed or is or was within the last four years obligated to make payments. The Company has delivered to Buyer, with respect to all such plans, arrangements, commitments and practices, true, complete and correct copies of the following: all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit; Forms series 5500 as filed with the IRS for the four most recent plan years; the most recent report of the enrolled actuary for all defined benefit plans, funded welfare plans or other plans requiring actuarial valuation; all trust agreements with respect to employee benefit plans; plan contracts with service providers or with insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; most recent annual audit and accounting of plan assets for all funded plans; and most recent IRS determination letter for all plans qualified under Code section 401(a). As used herein, "ERISA Affiliate" shall refer to any trade or business, whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.


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

                                (b) With respect to each Employee Benefit Plan
required to be listed on the Disclosure Statement: (i) each Employee Benefit Plan has been administered in compliance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws (including, without limitation, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the Family and Medical Leave Act of 1993 ("FMLA")); (ii) the Company has made or provided for all contributions required under the terms of such Plans; (iii) no "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA) has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) and there have been no "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan; (iv) there are and during the past three years there have been no inquiries, proceedings, claims or suits pending or threatened by any governmental agency or authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans; (v) the actuarial present value of accumulated benefits (both vested and unvested) of each of the Employee Pension Benefit Plans which are defined benefit plans, are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation ("PBGC") to determine the level of funding required in the event of the termination of such Plan; (vi) each Employee Pension Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is and has from its inception been so qualified, and any trust created pursuant to any such Employee Pension Benefit Plan is exempt from federal income tax under Section 501(a) of the Code and the IRS has issued each such Plan a favorable determination letter which is currently applicable or an application for such a determination letter shall be made prior to the expiration of the applicable remedial amendment period; and (vii) neither Company nor any ERISA Affiliate is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Employee Pension Benefit Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan.

                                (c) Neither Company nor any ERISA Affiliate
maintains or has ever maintained or been obligated to contribute to a "Multiemployer Plan" (as such term is defined by Section 4001(a)(3) of ERISA) and the Company is not bound by any collective bargaining agreement or legally binding arrangement to maintain or contribute to any Employee Benefit Plan.


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

                                (d) Neither the Company nor any ERISA Affiliate
maintains or has ever maintained or been obligated to contribute to a Defined Benefit Plan (as defined in Section 3(35) of ERISA).

                                (a) With respect to each Employee Benefit Plan
maintained by Company or any ERISA Affiliate: (i) no unsatisfied liabilities to participants, the IRS, the United States Department of Labor ("DOL"), the PBGC or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan; (ii) no Employee Pension Benefit Plan, which is subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code, has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code and there has been no waived funding deficiency within the meaning of Section 303 of ERISA or Section 412 of the Code; (iii) there has been no event with respect to an Employee Pension Benefit Plan which would require disclosure under Sections 4062(c), 4063(a) or 4041(e) of ERISA.]

                                (e) All reports and information required to be
filed with the DOL, IRS and PBGC or with plan participants and their beneficiaries with respect to each Employee Benefit Plan required to be listed on the Disclosure Statement have been filed and all annual reports (including Form 5500 series) of such Plans were certified, if applicable, without qualification by each Plan's accountants and actuaries. There has been no material change with regard to any such Employee Benefit Plan since the last annual report.

                                (f) All Employee Benefit Plans required to be
listed on the Disclosure Statement may, without liability, be amended, terminated or otherwise discontinued except as specifically prohibited by federal law.

                                (g) Any bonding required under ERISA with
respect to any Employee Benefit Plan required to be listed on the Disclosure Statement has been obtained and is in full force and effect and no funds held by or under the control of the Company or any ERISA Affiliate are plan assets.

                                (h) Neither the Company nor any ERISA Affiliate
maintains any retired life and/or retired health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment.

                                (i) Except as set forth on the Disclosure
Statement, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, or (iii) result in any liability under Title IV of ERISA or otherwise.

                                (j) Neither the Company nor any ERISA Affiliate
is bound by any collective bargaining agreement or legally binding arrangement to maintain or contribute to any Employee Benefit Plan.

                                (k) There has been no material violation of the
"continuation coverage requirements" of "group health plans" of former section 162(k) of the Code (as in effect for tax years beginning on or before December 31, 1988) and of section 4980B of the Code (as in effect for tax years beginning on and after January 1, 1989) and Part 6 of Subtitle B of Title I of ERISA with respect to any group health plan to which such continuation coverage requirements apply.


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

                                (l) There has been no material violation of the
health insurance obligation is imposed by section 9801 of the Code and Part 7 of Subtitle B of Title 1 of ERISA ("HIPAA") with respect to any Employee Benefit Plan which is a group health plan (as defined under Section 5000(b)(1) of the Code or Part 6 of Subtitle B of Title I of ERISA) to which such insurance obligations apply.

                           5.16 Labor Matters.

                                (a) Except as described in the Disclosure
Statement: (i) to the knowledge of the Company and the Seller, no application or petition for certification of a collective bargaining agent is pending and none of the employees of the Company engaged in the Business are, or during the last two years have been, represented by any union or other bargaining representative; (ii) to the knowledge of the Company and the Seller, during the last two years, no union has attempted to organize any group of the Company's employees engaged in the Business, and no group of the Company's employees engaged in the Business has sought to organize themselves into a union or similar organization for the purpose of collective bargaining; (iii) during the last two years there has not been and there is not currently pending any labor arbitration or proceeding in respect of the grievance of any employee engaged in the Business, any application, charge or complaint filed by any employee or union with the National Labor Relations Board or any comparable state or local agency, any strike, slowdown, picketing or work stoppage by any employees at the Facility, any lockout of any such employees or any labor trouble or other labor-related controversy, occurrence or condition; (iv) no agreement restricts the Company from relocating or closing the Facility or any portion thereof; and
(v) to the knowledge of the Company and the Seller, no such agreement, action, proceeding or occurrence is threatened or contemplated by any person.

                                (b) Except as described in the Disclosure
Statement, the Company has not been cited for violations of the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq. ("OSHA"), any regulation promulgated pursuant to OSHA, or any other statute, ordinance, rule, or regulation establishing standards of workplace safety, or paid any fines or penalties with respect to any such citation. Except as described in the Disclosure Statement: (i) there have not been any inspections of the Facility by representatives of the Occupational Safety and Health Administration or any other government agency vested with authority to enforce any statute, ordinance, rule or regulation establishing standards of workplace safety; (ii) to the knowledge of the Company and the Seller, no representative of any such government agency has attempted to conduct any such inspection or sought entry to the Facility for that purpose; (iii) neither the Seller nor the Company has been notified of any complaint or charge filed by any employee or employee representative with any such government agency which alleges that the Company has violated OSHA or any other statute, ordinance, rule or regulation establishing standards of workplace safety; (iv) neither the Seller nor the Company has been notified that any employee or employee representative of the Company has requested that any such government agency conduct an inspection of the Facility to determine whether violations of OSHA or any other such statute, ordinance, rule or regulation may exist; and (v) the Company does not maintain any condition, process, practice or procedure at the Facility which would be deemed a material violation of OSHA or any other statute, ordinance, regulation or rule establishing standards or workplace safety.


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

                                (c) Attached to the Disclosure Statement are
true and correct copies of each OSHA Form No. 200 completed and maintained by the Company at the Facility for the last two years.

                           5.17 Directors, Officers and Employees. The
Disclosure Statement sets forth the following information for each director, officer and employee of the Company: name and job title; current annual rate of compensation (identifying bonuses separately) and any change in compensation since December 31, 1997; vacation accrued and service credited for purposes of vesting and eligibility to participate in applicable Employee Benefit Plans; description of any material pre-existing condition known to Seller or the Company with respect to any applicable Employee Benefit Plan; and any automobile leased or owned by the Company primarily for use by any of the foregoing persons. Except as described in the Disclosure Statement, none of the Company's employees, directors or officers is a party to, or is otherwise bound by, any agreement or arrangement with any person or entity other than the Company which limits or adversely affects the performance of his or her duties, the ability of the Company to conduct its businesses, or his or her freedom to engage in any of the businesses conducted by Company (including, without limitation, any confidentiality, non-competition or proprietary rights agreement). The Disclosure Statement lists or describes each employment, severance, change of control, consulting, commission, agency and representative agreement or arrangement to which the Company is a party or is otherwise bound, including, without limitation, all agreements and commitments relating to wages, hours or other terms or conditions of employment (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount).

                           5.18 Full Disclosure.

                                (a) All documents and other papers delivered by
or on behalf of the Seller in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of the Seller contained in this Agreement or the Disclosure Statement contains any untrue statement of a material fact or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

                                (b) Except as described in this Agreement or the
Disclosure Statement, there is no fact known to the Seller or the Company (other than general economic or industry conditions) which materially adversely affects or, so far as the Seller or the Company can reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of the Business or the ability of the Company to perform this Agreement.

                           5.19 Absence of Changes or Events. Except as
described on the Disclosure Statement and except for actions taken after the date hereof pursuant to a specific covenant hereunder, since January 1, 1998 the Company has not:

                                (a) declared or paid any dividend or other
distribution or payment in respect of the shares of capital stock of the Company or any repurchase or redemption of any such shares of capital stock or other securities;

                                (b) discharged or satisfied any Lien, or paid
any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to the Company, any of its material assets or the Business;


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

                                (c) sold, assigned or transferred any of its
assets or properties except in the ordinary course of business consistent with past practice;

                                (d) created, incurred, assumed or guaranteed any
indebtedness for money borrowed, or mortgaged, pledged or subjected to any Lien, any of its material assets, other than the liens, if any, for current taxes not yet due and payable;

                                (e) made or suffered any amendment or
termination of any Contract to which it is a party or by which it is bound, or canceled, modified or waived any debts or claims held by it, other than in the ordinary course of business consistent with past practice, or waived any right of substantial value, whether or not in the ordinary course of business;

                                (f) suffered any damage, destruction or loss,
whether or not covered by insurance, of any item carried on its books of account at more than $1,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility services required to conduct its Business;

                                (g) suffered any decrease in its retained
earnings or working capital, or any material adverse change in its Business;

                                (h) suffered any adverse change or any threat of
an adverse change in its relation with, or any loss or threat of loss of, any of its customers other than usual attrition in the ordinary course of customers that are not individually or in the aggregate material to the Business;

                                (i) made any capital expenditure or capital
addition or betterment other than in the ordinary course of business, consistent with past practice;

                                (j) increased the salaries or other compensation
of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its shareholders, directors, officers, employees or independent contractors, or made any increase in, or any addition to, other benefits to which any of its shareholders, directors, officers or employees may be entitled;

                                (k) changed any of the accounting principles
followed by it or the methods of applying such principles; or

                                (l) entered into any material transaction or any
transaction other than in the ordinary course of business consistent with past practice.

                           5.20 Insurance.

                                (a) The description of the policies and binders
of insurance contained in the Disclosure Statement identifies: (i) the respective issuers and expiration dates thereof; (ii) deductible amounts and amounts of coverage available and outstanding thereunder; (iii) whether such policies and binders are "claims made" or "occurrences" policies, (iv) all self-insurance programs or arrangements and (v) any retrospective premium adjustments of which the Company has knowledge. Such policies and binders are issued by insurance companies reasonably believed by Company to be financially sound and reputable, are sufficient for compliance with all requirements of Laws and all agreements to which the Company is a party or by which it or its assets are bound, are valid and enforceable policies, provide insurance coverage against all risks normally insured against by a person or entity carrying on the same or similar business and, except as described in the Disclosure Statement, will not be affected by, terminate or lapse by reason of the transactions contemplated by this Agreement.


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

                                (b) Except as described in the Disclosure
Statement, the Company has not received (i) any notice of cancellation of any policy or binder of insurance required to be identified in the Disclosure Statement or refusal of coverage thereunder; (ii) any notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder. The Company has not, within the last five years, been refused any insurance nor has its coverage been limited.

                           5.21 Affiliate Agreements. Except as described in the
Disclosure Statement, there are no, and during the last three years there have not been any, agreements, arrangements or understandings between the Company on the one hand and Seller or any present or former director, shareholder or officer of the Company or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party"). Except as described in the Disclosure Statement, no such Related Party has, or during the last three years has had: any interest in any property (real or personal, tangible or intangible) sold to, purchased by or otherwise used in or pertaining to the business of the Company; or any direct or indirect interest in any person or entity which has had business dealings or a financial interest in any transaction with the Company or which is in competition with any business of the Company. Except as described in the Disclosure Statement, all agreements and arrangements between the Company and all Related Parties are terminable by the Company, upon less than ten days notice, without payment of penalty or premium of any kind. Seller has no claim or right against the Company except as described in the Disclosure Statement.

                           5.22 Environmental Matters.

                                (a) Except as described in the Disclosure
Statement:

                                    (i) The Company, including all of its
businesses and operations are and always have been operated in compliance with all Environmental Laws (as defined below);

                                    (ii) There are no conditions on, about,
beneath or arising from any real property which is now owned, used or leased to or by the Company ("Current Real Property") which might, under any Environmental Law, (A) give rise to liability or the imposition of a statutory lien, or (B) which would or may require any "Response," "Removal" or "Remedial Action" (as those terms are defined below) or any other action, including without limitation reporting, monitoring, cleanup or contribution;

                                    (iii) There were no conditions on, about,
beneath or arising from any real property which was, but is no longer, owned, used or leased to or by the Company ("Former Real Property"), during the period of such ownership, use, or lease, which might, under any Environmental Law, (A) give rise to liability or the imposition of a statutory lien, or (B) which would or may require any "Response," "Removal" or "Remedial Action" or any other action, including without limitation reporting, monitoring, cleanup or contribution;


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                                    (iv) The Company has not received any
notification of a release or threat of a release of a "Hazardous Substance" (as defined below) with respect to any Current Real Property or Former Real Property;

                                    (v) No Hazardous Substances have been used,
handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or any third party on, about or beneath any Current Real Property.

                                    (vi) During the Company's ownership, use or
lease of the Former Real Property, no Hazardous Substances were used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or any third party on, about or beneath the former Real Property;

                                    (vii) There are no above or underground
storage tanks, asbestos containing materials, or transformers containing or contaminated with PCB's on, about or beneath the Current Real Property. During the Company's ownership, use or lease of the Former Real Property, there were no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with PCB's on, about or beneath the Former Real Property.

                                    (viii) The Company has not received notice
and does not have actual or constructive knowledge of:

                                           (A) any claim, demand, investigation,
enforcement action, Response, Removal, Remedial Action, statutory lien or other governmental or regulatory action instituted or threatened against the Company or the Current Real Property or Former Real Property pursuant to any of the Environmental Laws;

                                           (B) any claim, demand notice, suit or
action, made or threatened by any person against the Company; the Current Real Property or the Former Real Property relating to (1) any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on, about, beneath or arising from the Current or Former Real Property or (2) any alleged violation of the Environmental Laws by the Company; or

                                           (C) any communication to or from any
governmental or regulatory agency arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at the Current Real Property or Former Real Property, including without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule.

                                    (ix) No wastes generated by the Company have
ever been directly or indirectly sent, transferred, transported to, treated, stored, or disposed of at any site listed or formally proposed for listing on the National Priority List promulgated pursuant to "CERCLA" (as defined below) or to any site listed on any state list of sites requiring or recommended for investigation or clean-up. None of the Current Real Property or Former Real Property is listed on the National Priorities List or any state list of sites requiring or recommended for investigation or clean up.


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

                                (b) As used in this Agreement:

                                    (i) the term "Environmental Laws" means all
Laws concerning or relating to industrial hygiene or protection of human health or the environment.

                                    (ii) the terms "Response," "Removal" and
"Remedial Action" shall have the meanings ascribed to them in Sections 101(23)-101(25) of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act ("SARA"), 42 U.S.C. ss.ss. 9601(23)-9601(25).

                                    (iii) The term "Hazardous Substances" or
"Hazardous Substance" shall mean any substance regulated under any of the Environmental Laws including, without limitation, any substance which is: (A) petroleum, asbestos or asbestos-containing material, or polychlorinated biphenyls; (B) defined, designated or listed as a "Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C. ss.ss.1317, 1321,
Section 101(14) of CERCLA, 42 U.S.C. ss.9601; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. ss.172.101;
(D) defined, designated or listed as a "Hazardous Waste" under Section 1004(5) of the Resource and Conservation and Recovery Act, 42 U.S.C. 6903(5).

                           5.23 Books and Records.

                                (a) The copies of the certificate or articles of
incorporation of the Company, as certified by the Secretary of State of its jurisdiction of incorporation, and of its bylaws (or of its other comparable organizational documents), as certified by its secretary, which have been delivered to Buyer are true, complete and correct and are in full force and effect as of the date hereof.

                                (b) The stock records of the Company fairly and
accurately reflect the record ownership of all of its outstanding shares of capital stock. The minute books of the Company contain complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and each committee of the board of directors of the Company and no meetings of such shareholders or of such board of directors or committee have been held for which minutes have not been prepared and included in such minute books. The other books and records of the Company, including financial records and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practices. Complete and accurate copies, as of the date hereof, of all such minute books and stock records have been made available to Buyer.

                                (c) The books and records of the Company
accurately and fairly reflect its income, expenses, assets and liabilities and the Company maintains internal accounting controls which provide reasonable assurance that: (i) transactions are executed in accordance with management's authorization; (ii) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets; (iii) access to assets is permitted only in accordance with management's authorization; (iv) the recorded accountability of all assets is compared with existing assets at reasonable intervals; and (v) all intercompany transactions, charges and expenses among or between the Company, and Seller and/or their affiliates are accurately reflected at fair arms length value in all financial statements.


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                           SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer hereby represents and warrants to Seller as of the date of this Agreement as follows:

                           6.1 Organization and Good Standing. Buyer is a
Pennsylvania corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all its obligations under each agreement and instrument by which it is bound.

                           6.2 Power and Authorization. Buyer has full legal
right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Buyer Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. When executed and delivered as contemplated herein, each of the Buyer Transaction Documents shall constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

                           6.3 No Conflicts.

                               (a) The execution, delivery and performance of
this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                                   (i) violate or conflict with any provision of
Buyer's Articles of Incorporation, by-laws or of any Law binding upon Buyer; or

                                   (ii) violate or conflict with, result in a
breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Buyer is a party.

                               (b) No consents or approvals of, or
registrations, notifications, filings and/or declarations with, any court, government or governmental agency or instrumentality, creditor, lessor or other person are required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein, other than such as have been obtained or made or which the failure to obtain would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated herein and therein.

                               (c) There are no judicial, administrative or
other governmental actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened, that question any of the transactions contemplated by this Agreement or the validity of this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an a material adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Buyer has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.


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

                           6.4 Brokers. No person acting on behalf of Buyer or
any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

                           6.5 Capital Structure. The authorized capital
structure of the Buyer is as presented in its most recent filings with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").


                           SECTION 7. CERTAIN AGREEMENTS.

                           7.1 Employee Pension Benefit Plans. The benefit under
any Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) maintained by the Company which have accrued to any employee as of the Closing Date shall be frozen as of the Closing Date and no further benefits shall accrue under any such Employee Pension Benefit Plan with respect to such Transferred Employee.

                           7.2 [Employee Welfare Benefit Plans. The Buyer shall
cause Company to continue the Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA) maintained by the Company as of the Closing Date with respect to the Transferred Employees in accordance with the terms and conditions of such Employee Welfare Benefit Plans. However, Buyer reserves the right to modify, amend, suspend, or terminate such Employee Welfare Benefit Plans at any time after the Closing Date. Notwithstanding the foregoing, Seller shall remain responsible and liable for any acts or omissions by Seller with respect to such Employee Welfare Benefit Plans occurring prior to the Closing Date.]

                  In addition, Seller shall remain responsible for any injury sustained prior to the Closing Date that is related to a worker's compensation claim prior to the Closing Date.

                           7.3 Vacation and Holidays. Buyer will cause the
Company to provide the same vacations and holidays to the Transferred Employees as provided by Seller through December 31, 1998 except that Buyer will not permit the use of any vacation carried over from prior years.


                           SECTION 8. CERTAIN CONDITIONS PRECEDENT TO BUYER'S
                                      OBLIGATIONS.

                  The obligation of Buyer to consummate the acquisition of the Shares is subject to the fulfillment by or at the Closing of each of the following conditions:


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

                           8.1 Representations and Warranties. The Seller's
representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true and correct.

                           8.2 Performance of Covenants. The Seller shall have
performed or complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by him prior to or at the Closing.

                           8.3 Approvals. The consent or approval of all persons
necessary for the consummation of the transactions contemplated hereby shall have been obtained and no such consent or approval: (a) shall have been conditioned upon the modification, cancellation or termination of any Contract, lease, commitment, agreement, easement, right or Authorization of the Company; or (b) shall impose on the Buyer or the Company any condition or provision or requirement not presently imposed upon Seller and which is described on the Disclosure Statement, or any condition that is more restrictive after the Closing on Buyer or the Company than the conditions presently imposed on Seller.

                           8.4 Legal Matters. The Closing shall not violate any
order or decree of any court or governmental body of competent jurisdiction and no suit, action, proceeding or investigation shall have been brought or threatened by any person (other than the Buyer or an Affiliate of Buyer) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

                           8.5 No Material Adverse Change. There shall not have
been any material adverse change or threat of material adverse change in the Company or the Business, or any development of a nature that is, or is likely to be materially adverse to the Company, the Business or the Purchased Assets.

                           8.6 Opinion of Counsel. Buyer shall have received the
Opinion of Seller's Counsel of _________________, counsel for Seller, in the form of Exhibit I dated as of the Closing and satisfactory to the Buyer.

                           8.7 Closing Certificates. The Buyer shall have
received certificates from the Seller, dated the Closing Date, certifying in such detail as the Buyer may reasonably request that the conditions specified in Sections 8.1 and 8.2 hereof have been fulfilled.

                           8.8 Employment Agreement. Seller shall have executed
and delivered the Employment Agreement.

                           8.9 Payment of Affiliated Indebtedness. Except as
expressly provided herein, the Seller shall cause all indebtedness to the Company from Seller, all Related Parties and all Affiliates of Seller to have been paid in full prior to Closing [; provided that the following obligations shall not be required to have been paid prior to Closing and may remain outstanding thereafter: _____________].

                           8.10 Resignation of Directors and Officers. Buyer
shall have received resignations from such of the officers and directors of the Company as Buyer shall have requested.


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

                           SECTION 9. CERTAIN CONDITIONS PRECEDENT TO SELLER'S
                                      OBLIGATIONS.

                  The obligation of Seller to consummate the sale of the Shares is subject to the fulfillment by or at the Closing of each of the following conditions:

                           9.1 Representations and Warranties. Buyer's
representations and warranties contained in this Agreement shall be deemed to have been made again at and as at the Closing and shall then be true and correct.

                           9.2 Performance of Covenants. Buyer shall have
performed or complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                           9.3 Approvals. The consent or approval of all persons
described on the Disclosure Statement pursuant to Sections 5.5(b) and 5.12 shall have been obtained.

                           9.4 Legal Matters. The Closing shall not violate any
order or decree of any court or governmental body of competent jurisdiction and no suit, action, investigation, or legal or administrative proceeding shall have been brought or threatened by any person (other than Seller or an affiliate of any Seller) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

                           9.5 Closing Certificates. The Seller shall have
received certificates from the Buyer, dated the Closing Date, certifying in such detail as the Seller may reasonably request that the conditions specified in Sections 9.1 and 9.2 hereof have been fulfilled.

                           9.6 Employment Agreement. The Company shall have
executed and delivered the Employment Agreement.


                           SECTION 10. CERTAIN POST-CLOSING MATTERS; COVENANTS

                           10.1 Confidential Information. From and after the
Closing, unless expressly consented to in writing by Buyer, Seller shall not, and shall use best efforts to cause all Transferred Employees and others not to, directly or indirectly, use or disclose to any third person, any trade secret, financial data, customer list, pricing or marketing policies or plans or other proprietary or confidential information relating to the Business.

                           10.2 Covenant Not to Compete. Seller agrees that,
unless acting with the prior written consent of the Buyer, he will not, directly or indirectly,

                                (a) for a period of three (3) years after the
Closing Date, engage in the business of, or own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an partner, principal, agent, representative, consultant, advisor or otherwise with, or use or permit its or his name to be used in connection with, any business or enterprise engaged in the business of permanent or contract placement, personnel consulting services, project management services or imaging and computer consulting services anywhere in Georgia, Texas, Illinois, Michigan, Pennsylvania, Connecticut, Massachusetts, New York, New Jersey, Virginia or Florida (the "Territory");


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

                                (b) for a period of three (3) years after the
Closing Date, in any manner induce or attempt to influence any employee of the Buyer or the Company or any of its affiliates to terminate such employment or relationship;

                                (c) for a period of three (3) years after the
Closing Date, in any manner contact, induce, solicit or influence any client of the Company or of the Buyer or any of their affiliates to cause such client to terminate its relationship with the Business, the Company and/or Buyer; or

                                (d) for a period of three (3) years after the
Closing Date, utilize or disclose any information concerning proprietary or confidential information in respect to the Company or the Purchased Assets.

                  In the event that the provisions of this Section 10.2 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law. Seller specifically acknowledges and agrees that the foregoing restrictions are reasonable and necessary to protect the legitimate interests of the Buyer and the Company, that the Buyer would not have entered into this Agreement in the absence of such restrictions, that any violation of such restrictions will result in irreparable injury to the Buyer and the Company, that the remedy at law for any breach of the foregoing restrictions will be inadequate, and that, in the event of any such breach, the Buyer and the Company, in addition to any other relief available to them, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of quantifying actual damages.

                           10.3 Pursuit of Authorizations. Seller shall use its
best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law and, at the expense of Buyer, to permit the Buyer and/or the Company to promptly obtain all governmental consents, licenses, permits, franchises, grants or other authorizations which are used in the Business ("Authorizations") and are required for the Business and operations of the Buyer and/or the Company after the Closing.

                           10.4 Accounts Receivable of Company If any accounts
or notes receivable due Company in existence as of the close of business on the Closing Date remain unpaid and uncollected [60] days following the Closing, Seller shall, within five (5) business days after receipt of a listing of all such unpaid accounts and notes receivable, pay to Buyer the amount of such uncollected receivables. If the amount of such payment shall be in dispute, Seller shall pay the undisputed portion, if any, and the parties shall attempt in good faith to resolve the dispute. If the parties are unable to resolve the dispute within 30 days following receipt by Seller of such listing of unpaid receivables, such disputed matter may be submitted to and determined by an accounting firm that is reasonably acceptable to Buyer and Seller. The fees and expenses of any such accounting firm incurred in resolving the disputed matter shall be equitably apportioned by such accountant based upon the extent to which Buyer or Seller are determined by such accountants to be the prevailing party. The determination of such accountant shall be final, binding and conclusive on the parties hereto. Buyer shall cause any receivable respecting which Seller have paid Buyer under this Section to be assigned, at Buyer's sole expense, to Seller. Any proceeds received thereafter with respect to such assigned receivables shall be the property of Seller and, if received by Buyer or the Company, shall be paid to Seller. Prior to their assignment to Seller, Buyer shall use reasonable efforts to cause the Company to collect, in accordance with their terms, all accounts and notes receivable subject to this Section and shall, upon prior notice, provide Seller during normal business hours with reasonable access to the Company's books and records concerning such accounts and notes receivable.


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

                           10.5 Transition Activites. Seller shall take all
action reasonably requested by Buyer to assist in the prompt and orderly transition of the Business to Buyer.

                           10.6 Employee Benefit Plans. Seller shall be
responsible for preparing and filing the Form 5500 (Annual Return/Report of Employee Benefit Plan) and satisfying all other reporting and disclosure requirements for the Plan year which ended on or before the Closing Date (if not already filed) and for all previous Plan years but for no Plan year ending after the Closing Date.

                           10.7 Remittance of Payments. From and after the
Closing, Seller shall immediately remit to the Company, in the form received, any payments which they or any affiliate may receive (such as payments of accounts receivable) which properly belong to the Company.


                           SECTION 11. INDEMNIFICATION

                           11.1 Indemnification by Seller. Seller shall
indemnify, defend and hold harmless Buyer and the Company and Buyer's and the Company's officers, directors, employees and shareholders and their heirs, representatives, successors and assigns, against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys fees and disbursements ("Damages"), which Buyer, the Company or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of:

                                (a) any inaccuracy in or breach of any
representation or warranty of Seller made in or pursuant to this Agreement, or any Seller Transaction Document;

                                (b) any breach or nonfulfillment of any covenant
or obligation of Seller contained in this Agreement or any Seller Transaction Document;

                                (c) the operations of the Company, the Business
or the Purchased Assets on or prior to the Closing Date except to the extent included in the Closing Statement under Section 2.2.


                  [In the event Buyer makes any indemnification claim against Seller prior to Buyer's payments which may be required pursuant to Section 2.1(b) and (c) herein, then the Buyer shall have the right, notwithstanding and in addition to any other rights which Buyer may have with respect to the Seller or against any other person or entity, to set-off such claim for indemnification against such payments. To the extent the Buyer does not set-off such indemnification claim against such payment, the Seller shall pay the same promptly to Buyer.]


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

                           11.2 Indemnification by Buyer. Buyer shall indemnify
and hold Seller harmless against and in respect of any and all Damages which Seller may suffer, incur or become subject to arising out of, based upon or otherwise in respect of:

                                (a) any inaccuracy in or breach of any
representation or warranty of Buyer made in or pursuant to this Agreement or any Buyer Transaction Document; and

                                (b) any breach or nonfulfillment of any covenant
or obligation of Buyer contained in this Agreement or any Buyer Transaction Document.

                           11.3 Inter-Party Claims. Any party seeking
indemnification pursuant to this Section 11 (the "Indemnified Party") shall notify the other party or parties from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party's assertion of such claim for indemnification, specifying the basis of such claim. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

                           11.4 Third Party Claims.

                                (a) Each Indemnified Party shall promptly notify
the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates (which shall also constitute the notice required by Section 11.3). The Indemnifying Party shall have the right, upon notice to the Indemnified Party within 20 business days after the receipt of any such notice, to undertake the defense of or, with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party's rights under this Section 11.4(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

                                (b) The election by the Indemnifying Party,
pursuant to Section 11.4(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

                           SECTION 12. MISCELLANEOUS.

                                12.1 Knowledge. All references in this Agreement
to the Company's or Seller's knowledge respecting a particular matter shall conclusively be deemed and presumed to include, without limitation, all facts, circumstances and conditions known to Seller or any officer of the Company regarding such matter.

                           12.2 Survival of Representations and Warranties.

                                (a) The representations and warranties made by
the parties in this Agreement and in the certificates, documents, Schedules and Exhibits delivered pursuant hereto shall survive the consummation of the transactions herein contemplated for a period of two (2) years, except that the representations and warranties set forth in Sections 5.13 and 5.15 shall remain in force for a period corresponding to that of the applicable statute of limitations. Anything in this Agreement to the contrary notwithstanding, the representations and warranties of Seller hereunder, and the right of Buyer to indemnification for breach thereof, shall not be affected by any investigation of the Company or its subsidiaries made by Buyer or its agents or representatives.


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

                                (b) The disclosures in the Disclosure Statement
shall relate only to the representations and warranties to which they expressly refer and to no other representation or warranty in this Agreement. In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Disclosure Statement (other than an express exception to a specifically identified statement), those in this Agreement shall control.

                           12.3 Further Assurances. Each party hereto shall use
best efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated hereby to be consummated as contemplated hereby, and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments, and take such other actions, as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the Business. Each party shall promptly notify the other parties of any event or circumstance known to such party that could prevent or delay the consummation of the transactions contemplated by this Agreement, or which would indicate a breach or non-compliance with any of the terms, conditions, representations, warranties or agreements of any of the parties to this Agreement.

                           12.4 Costs and Expenses. Except as otherwise
expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all transfer, documentary and similar taxes and recording and filing fees (other than sales and use taxes which shall be borne by Buyer) incurred in connection with the transactions contemplated herein shall be borne equally by Seller and by Buyer, except that any filing fees required by the U.S. Patent and Trademark Office with respect to the assignments of the patents and patent applications included in the Intellectual Property shall be borne by Buyer.

                           12.5 Notices. All notices or other communications
permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below, or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.


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                  To Buyer:

                  Judge Imaging Services, Inc.
                  Two Bala Plaza, Suite 405
                  Bala Cynwyd, PA 19004
                  Attention:  President
                  Telecopier:  (610) 664-7090

                  To Seller:

                  Corebridge Technology, Inc.
                  7981 68th Street, NE
                  Redmond, Washington  98052
                  Attention:  James Turner
                  Telecopier:

                           12.6 Assignment and Benefit.

                                (a) Seller shall not assign this Agreement or
any rights hereunder, or delegate any obligations hereunder, without the prior written consent of Buyer; Buyer may assign this Agreement or its rights hereunder to any affiliate, provided that Buyer remains responsible for any breach hereof by its assignee. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.

                                (b) This Agreement shall not be construed as
giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.

                           12.7 Settlement of Disputes. Except for disputes
covered by Section 2.1(f) and 2.2(d), the parties will attempt in good faith to resolve any and all controversies of every kind and nature between the parties to this Agreement arising out of or in connection with the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance or termination of this Agreement (each, a "Dispute") promptly by negotiations between Seller and a senior executive of the Buyer who has authority to settle the Dispute (and who does not have direct responsibility for administration of this Agreement). The disputing party shall give the other party written notice of the Dispute. Within twenty days after receipt of said notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of each party's position and a summary of the evidence and arguments supporting its position, and (b) in the case of the Buyer, the name and title of the executive who will represent that party. The Seller and such executive shall meet at a mutually acceptable time and place within thirty days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. If the matter has not been resolved within sixty days of the disputing party's notice, or if the party receiving said notice will not meet within thirty days, the Dispute shall be submitted to arbitration in accordance with the rules of the American Arbitration Association. The parties further agree that all matters shall be governed by the laws of the Commonwealth of Pennsylvania. The parties further agree that any arbitration conducted pursuant to this section, shall be held in Philadelphia, Pennsylvania before a panel of three arbitrators, one selected each of the parties and the third select by the arbitrators selected by the parties. All deadlines specified in this Section may be extended by mutual agreement.


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                           12.8 Amendment, Modification and Waiver. The parties
may, by mutual agreement, amend or modify this Agreement in any respect, and Buyer and Seller may: (a) extend the time for the performance of any of the obligations of the other, (b) waive any inaccuracies in representations and warranties by the other, (c) waive compliance by the other with any of the obligations contained in this Agreement, and (d) waive the fulfillment of any condition precedent to the performance under this Agreement of the waiving party. Any such amendment, modification, extension or waiver shall be in writing. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

                           12.9 Governing Law; Consent to Jurisdiction. This
Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Any of the parties, before or during the arbitration contemplated by Section 12.7, may apply to a court as set forth below for a temporary restraining order or preliminary injunction or similar equitable relief to protect its interests pending completion of such arbitration proceedings and, in particular, to enforce the provisions of Section
12.7 and to aid the arbitration contemplated thereby. For this purpose, each party agrees that suit may be instituted in any federal court in the Eastern District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in Section
12.5 herein. Nothing contained in this Section 12.9, in Section 12.7 or elsewhere herein, shall be deemed to affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than Pennsylvania. Nothing contained herein or in any Seller Transaction Document or Buyer Transaction Document shall prevent or delay Buyer or Seller from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Seller or Buyer of any of its obligations hereunder.

                           12.10 Section Headings and Defined Terms. The section
headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

                           12.11 Severability. The invalidity or
unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.


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                           12.12 Counterparts. This Agreement may be executed in
two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                           12.13 Entire Agreement, etc. This Agreement, together
with the Disclosure Statement and the agreements, Schedules, Exhibits, appendices and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Shares and supersede all prior agreements and understandings. All Schedules, Exhibits and appendices attached hereto and referred to herein are hereby incorporated herein and made a part hereof as if fully set forth herein. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Shares, it being understood and agreed that neither Buyer nor Seller shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

                  IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, all as of the date first above written.

                                              JUDGE IMAGING SYSTEMS, INC.

                                              /s/James Person
                                              Title: Chief Executive Officer

                                              SYSTEMS SOLUTIONS, INC.
                                              d/b/a/ Corebridge Technology, Inc.

                                              /s/  James Turner
                                              Title:: President



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